                                AMERIKING, INC.
                               CALCULATION OF EPS
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
                                              Dec. 28, 1999 to Dec. 29, 1998 to
                                               June 26, 2000    June 28, 1999
                                              ---------------- ----------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......   $(2,280,000)     $   193,000
Earnings available to stockholders
Dividends
  Preferred Stock............................       (306,000)       (288,000)
  Senior Preferred Stock.....................     (2,917,000)     (2,575,000)
Amortization of issuance costs...............   $    (59,000)    $   (60,000)
                                                ------------     -----------
Income (loss) before extraordinary item
 available to common stockholders............     (5,562,000)     (2,730,000)
Extraordinary item--loss from early
 extinguishment of debt (net of taxes).......            --              --
                                                ------------     -----------
Income (loss) available to common
 stockholders................................     (5,562,000)     (2,730,000)
Weighted average number of common shares.....        902,992         902,992
Dilutive effect of options and warrants......            --              --
                                                ------------     -----------
Weighted average number of common shares
 outstanding--basic..........................        902,992         902,992
Net income (loss) per common share before
 extraordinary item--basic...................          (6.16)          (3.02)
Extraordinary item--basic....................            --              --
                                                ------------     -----------
Net income (loss) per common share--basic....          (6.16)          (3.02)
Net income (loss) per common share before
 extraordinary item--diluted.................          (6.16)          (3.02)
Extraordinary item--diluted..................            --              --
                                                ------------     -----------
Net income (loss) per common share--diluted..          (6.16)          (3.02)
Weighted average number of common shares
 basic:
  Original shares............................        863,290         863,290
  Option shares..............................          9,702           9,702
  Warrant shares.............................            --              --
  Common stock units.........................         30,000          30,000
                                                ------------     -----------
    Total....................................        902,992         902,992
Weighted average number of common shares--
 diluted
  Original shares............................        863,290         863,290
  Option shares..............................          9,702           9,702
  Warrant shares.............................            --              --
  Common stock units.........................         30,000          30,000
                                                ------------     -----------
    Total....................................        902,992         902,992
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